NEWS RELEASE

Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO 80112

For more information, contact:

Nadine Wakely, Director

Investor Relations

Phone: 303.597.8737

E-mail: nwakely@trer.com

Texas Rare Earth Resources Announces Results of the Preliminary

Economic Assessment Study on its Round Top Project and

Management Conference Call

•	Projected strong positive cash flow from an 80,000 tonnes per day (tpd) operation at the Round Top project with a 26-year mine life, an after-tax net present value (NPV) at a 10% discount rate of $1.2 billion, annual net cash flow of $482 million at full production, life-of-mine (LOM) cash flow of $10.3 billion, and an after-tax payback of 4.3 years.

•	Estimated measured and indicated mineral resources* of 359 million tonnes at a rare earth oxide (REO) grade of 639 ppm, as well as estimated inferred mineral resources* of 675 million tonnes at an REO grade of 638 ppm.

•	Rare earth elements (REEs) at the Round Top project occur in simple mineralogy which is predominantly yttrofluorite, hosted in a unique metaluminous rhyolite rock. Results indicate that the REEs are uniformly distributed throughout the rhyolite and initial metallurgical testing and characterization indicates conventional technology can be used to concentrate the REE minerals.

DENVER, CO, and SIERRA BLANCA, TX, June 14, 2012 -- Texas Rare Earth Resources Corp. (the Company) (OTCQX: TRER), a mineral exploration and development company is pleased to announce the results of a Preliminary Economic Assessment study (PEA) prepared in accordance with Canadian National Instrument 43-101 (NI 43-101) on the Round Top critical rare earth element (CREE) project. The PEA, prepared by independent consultant Gustavson Associates, LLC, of Denver, Colorado, indicates a potentially economically viable project based on the assumptions and parameters described herein and recommends that TRER continue the development necessary to prepare a Pre-Feasibility Study (PFS) on the Round Top project.

Marc LeVier, CEO and President of TRER commented, “We are extremely pleased with the results of the PEA, which obviously represents an important milestone for the Company. The Round Top project is strategically located in a resource-friendly and stable jurisdiction in close proximity to established infrastructure, and we believe we have the support of the local community and state officials to develop this project.” LeVier continued, “Importantly, the Round Top project is estimated to be one of the largest rare earth deposits in the U.S., and the PEA indicates robust economics for the project due to the occurrence throughout the deposit of all the rare earth elements to include Dysprosium, Europium, Neodymium, Terbium and Yttrium, identified as critical by the U.S. Department of Energy in its Critical Materials Strategy 2011 report. Lastly, the Round Top project has simple mineralogy, and we anticipate that the minerals will be concentrated utilizing low-cost conventional processing methods. In total, we view these results of the PEA very positively and look forward to progressing toward the pre-feasibility stage. As previously indicated, we expect to release the PEA by end of June, 2012.”

PEA Highlights

•	Annual after-tax cash flow of $482 million at full production, LOM cash flow of $10.3 billion

•	After-tax net present value (NPV) of $1.2 billion at a 10% discount rate

•	After-tax internal rate-of-return (IRR) of 19% with an after-tax payback of capital of 4.3 years

•	80,000 tpd processed, open-pit operation

•	Annual total REO (TREO) sales of 10,800 tonnes

•	26-year mine life

•	Project capital costs of $2.0 billion, including a 25% contingency

•	97% of revenues forecasted from the sale of critical rare earth oxides (CREOs)

•	Metallurgical recovery of 72% (base case)

•	Low acid consumption

•	Rare earth oxide basket price of $110.31/kg

•	Estimated average operating costs of $48/kg of TREOs sold

Project Overview

The Round Top project is located approximately 10 miles northwest of Sierra Blanca in Hudspeth County, Texas, and approximately 85 miles southeast of El Paso, Texas. The Round Top project consists of two 19-year Mining Lease Agreements with the General Land Office of the State of Texas (GLO).

Geology and Mineralization

The Round Top project consists of a Tertiary rhyolite intrusion that is enriched in both heavy and light rare earth elements (REEs). The stratigraphy is relatively simple, with Tertiary rhyolite laccoliths cutting Tertiary diorite dikes and intruding Cretaceous marine sedimentary rocks. The Round Top project is located in the Trans-Pecos region and has been structurally affected by Laramide thrusting and folding, subduction magmatism, and Basin and Range crustal extension. The main structures on the property are landslide and slump faulting, and NNW-trending normal faults.

The rhyolite at the Round Top project is enriched in heavy rare earth elements (HREEs) with up to 70% of the total REEs grade being HREE. REE mineralization occurs primarily as disseminated microcrystals of varieties of fluorite (such as yttrium-rich yttrofluorite) where HREEs have substituted for calcium and as other REE-bearing accessory minerals. REE minerals occur mainly in vugs and as crystal coatings, suggesting late-stage crystallization from an incompatible element-rich fluid.

The Round Top project rhyolite was divided into five different alteration phases based on the intensity of hematitic and hydrothermal alteration. Hematitic alteration is a replacement of the magnetite by hematite and gives the rhyolite a red to pink color. Hydrothermal alteration was late and gives the rhyolite a tan to brown color.

Mineral Resource Estimate

Table 1 below shows the measured, indicated, and inferred mineral resources* estimated within the Round Top project, with an effective date of May 15, 2012. Mineral resources* are reported using a 428 ppm Yttrium equivalent cutoff. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

Table 1 - Mineral Resource Estimate

Measured Mineral Resources*
Metric Tonnage 127,353 kt
	Element Symbol	gpt	Conversion Factor	Element Oxide	Oxide kg	Oxide %
Lanthanum	La	20.3	1.173	La2O3	3,031,000	0.002%
Cerium	Ce	81.1	1.171	Ce2O3	12,096,000	0.009%
Praseodymium	Pr	10.4	1.17	Pr2O3	1,551,000	0.001%
Neodymium	Nd	28.8	1.166	Nd2O3	4,274,000	0.003%
Samarium	Sm	10.6	1.16	Sm2O3	1,560,000	0.001%
Total LREOs					22,512,000	0.018%
Europium	Eu	0.19	1.158	Eu2O3	29,000	0.000%
Gadolinium	Gd	10.6	1.153	Gd2O3	1,556,000	0.001%
Terbium	Tb	3.6	1.151	Tb2O3	529,000	0.000%
Dysprosium	Dy	31.8	1.148	Dy2O3	4,652,000	0.004%
Holmium	Ho	8.1	1.146	Ho2O3	1,176,000	0.001%
Erbium	Er	32.9	1.143	Er2O3	4,787,000	0.004%
Thulium	Tm	7.1	1.142	Tm2O3	1,033,000	0.001%
Ytterbium	Yb	56.6	1.139	Yb2O3	8,213,000	0.006%
Lutetium	Lu	8.9	1.137	Lu2O3	1,288,000	0.001%
Yttrium	Y	221.4	1.269	Y2O3	35,777,000	0.028%
Total HREOs					59,040,000	0.046%
Total REOs					81,552,000	0.064%

Indicated Mineral Resources*
Metric Tonnage 231,797 kt
	Element Symbol	gpt	Conversion Factor	Element Oxide	Oxide kg	Oxide %
Lanthanum	La	20.3	1.173	La2O3	5,519,000	0.002%
Cerium	Ce	80.9	1.171	Ce2O3	21,968,000	0.009%
Praseodymium	Pr	10.4	1.17	Pr2O3	2,818,000	0.001%
Neodymium	Nd	28.8	1.166	Nd2O3	7,777,000	0.003%
Samarium	Sm	10.5	1.16	Sm2O3	2,831,000	0.001%
Total LREOs					40,913,000	0.018%
Europium	Eu	0.20	1.158	Eu2O3	53,000	0.000%
Gadolinium	Gd	10.5	1.153	Gd2O3	2,819,000	0.001%
Terbium	Tb	3.6	1.151	Tb2O3	958,000	0.000%
Dysprosium	Dy	31.6	1.148	Dy2O3	8,405,000	0.004%
Holmium	Ho	8.0	1.146	Ho2O3	2,131,000	0.001%
Erbium	Er	32.7	1.143	Er2O3	8,677,000	0.004%
Thulium	Tm	7.1	1.142	Tm2O3	1,870,000	0.001%
Ytterbium	Yb	56.4	1.139	Yb2O3	14,901,000	0.006%
Lutetium	Lu	8.9	1.137	Lu2O3	2,338,000	0.001%
Yttrium	Y	220.6	1.269	Y2O3	64,883,000	0.028%
Total HREOs					107,035,000	0.046%
Total REOs					147,948,000	0.064%
Measured + Indicated Mineral Resources*
Metric Tonnage 359,150 kt
	Element Symbol	gpt	Conversion Factor	Element Oxide	Oxide kg	Oxide %
Lanthanum	La	20.3	1.173	La2O3	8,550,000	0.002%
Cerium	Ce	81.0	1.171	Ce2O3	34,064,000	0.009%
Praseodymium	Pr	10.4	1.17	Pr2O3	4,369,000	0.001%
Neodymium	Nd	28.8	1.166	Nd2O3	12,051,000	0.003%
Samarium	Sm	10.5	1.16	Sm2O3	4,391,000	0.001%
Total LREOs					63,425,000	0.018%
Europium	Eu	0.20	1.158	Eu2O3	82,000	0.000%
Gadolinium	Gd	10.6	1.153	Gd2O3	4,375,000	0.001%
Terbium	Tb	3.6	1.151	Tb2O3	1,487,000	0.000%
Dysprosium	Dy	31.7	1.148	Dy2O3	13,057,000	0.004%
Holmium	Ho	8.0	1.146	Ho2O3	3,307,000	0.001%
Erbium	Er	32.8	1.143	Er2O3	13,464,000	0.004%
Thulium	Tm	7.1	1.142	Tm2O3	2,903,000	0.001%
Ytterbium	Yb	56.5	1.139	Yb2O3	23,114,000	0.006%
Lutetium	Lu	8.9	1.137	Lu2O3	3,626,000	0.001%
Yttrium	Y	220.9	1.269	Y2O3	100,660,000	0.028%
Total HREOs					166,075,000	0.046%
Total REOs					229,500,000	0.064%

Inferred Mineral Resources*
Metric Tonnage 674,675 kt
	Element Symbol	gpt	Conversion Factor	Element Oxide	Oxide kg	Oxide %
Lanthanum	La	20.3	1.173	La2O3	16,077,000	0.002%
Cerium	Ce	81.0	1.171	Ce2O3	63,957,000	0.009%
Praseodymium	Pr	10.4	1.17	Pr2O3	8,205,000	0.001%
Neodymium	Nd	28.8	1.166	Nd2O3	22,649,000	0.003%
Samarium	Sm	10.5	1.16	Sm2O3	8,243,000	0.001%
Total LREOs					119,131,000	0.018%
Europium	Eu	0.21	1.158	Eu2O3	160,000	0.000%
Gadolinium	Gd	10.6	1.153	Gd2O3	8,209,000	0.001%
Terbium	Tb	3.6	1.151	Tb2O3	2,790,000	0.000%
Dysprosium	Dy	31.6	1.148	Dy2O3	24,490,000	0.004%
Holmium	Ho	8.0	1.146	Ho2O3	6,210,000	0.001%
Erbium	Er	32.8	1.143	Er2O3	25,268,000	0.004%
Thulium	Tm	7.1	1.142	Tm2O3	5,457,000	0.001%
Ytterbium	Yb	56.5	1.139	Yb2O3	43,401,000	0.006%
Lutetium	Lu	8.9	1.137	Lu2O3	6,811,000	0.001%
Yttrium	Y	220.4	1.269	Y2O3	188,671,000	0.028%
Total HREOs					311,467,000	0.046%
Total REOs					430,598,000	0.064%

Mining and Operations

The Round Top project’s mine plan within the PEA includes inferred mineral resources*. Inferred mineral resources* are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the results of the PEA will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

In connection with the PEA, a conceptual design of the mine operations has been completed. The Round Top project is expected to be a pit-mine operation with 45° inter-ramp wall angles. Daily production rates are estimated to be 80,000 tonnes. Ore will be crushed and ground, then undergo separation consisting of flotation, leaching, solvent extraction, and precipitation. The separator capacity is estimated to be 10,000 tonnes per year.

For purposes of the PEA, it was assumed that mining and processing operations are expected to operate 24 hours per day, seven days per week.

The Round Top project’s mine plan is based on common truck-and-loader production methods. The rhyolite will be mined in two 25-foot lifts on 50-foot benches. This gives a good match of medium-sized equipment (150 ton trucks and wheel loaders with 22-yard buckets). The truck-and-loader method was chosen at this stage for low estimated costs and wide understanding of the base case. TRER currently plans to own, operate, and maintain all equipment.

Pit slopes have been designed at 45° inter-ramp wall angles. In most of the pit, the contact between the rhyolite and limestone is shallower than this. Fracturing within the rhyolite is not yet completely understood and this may affect pit slopes, at least locally. Haul roads are designed at a width of 100 feet, which provides a safe truck width (23 feet) to running surface width ratio of approximately 4:1. Maximum grade of the haul roads is 10%.

Due to the consistent REE grades within the rhyolite, it is the applicable qualified person’s opinion that traditional economic analyses of the pit limit are not meaningful. The overburden removal required for rhyolite production is minimal. The mine plan was developed to address a significant constraint on the ability to mine, being the presence of limestone enriched in radioactive elements below the rhyolite. There is a potential risk associated with the disposal of waste.

The LOM mine plan assumes 732 million tonnes will be shipped to the processing facility. The average REO grade of the assumed material shipped is 0.06% and the CREO grade shown is 0.04%. The PEA, including the mine plan, is preliminary in nature and includes inferred mineral resources* that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the results of the PEA, including the mine plan, will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

Waste products from mine activities include a stream that is expected to show hazardous waste characteristics and a stream that is not expected to show hazardous waste characteristics. As such, two on-site impoundments are expected to manage the two waste streams.

Infrastructure to support mining and processing activities (i.e., buildings, roads, water/wastewater systems, power, communication, and fuel) currently do not exist on site; however, construction of this infrastructure is expected to be reasonable.

Capital Cost Estimate

Initial Estimated Capital

The PEA, including the mine plan, is preliminary in nature and includes inferred mineral resources* that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the results of the PEA, including the mine plan, will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

The capital cost estimate for the Round Top project was developed using factored and built-up estimating techniques. A breakdown of the total initial estimated capital costs for an 80,000 tpd throughput mine with a hydromet/separation facility with a capacity up to 10,800 tonnes per year of REOs is set out below in Table 2.

Table 2 - 80,000 tpd Concentrator with 10,800 tonnes Hydromet/Separation Facility

DIRECT COSTS	Description	Factors	Millions US$
	Plant site and roads		$31.2
	Primary crusher		$34.1
	Coarse ore stockpiles		$24.9
	Conveying		$18.7
	Crushing, screening, grinding facilities		$394.0
	Flotation facilities		$157.4
	Leaching facilities		$34.1
	Water supply		$45.7
	Shops and warehouse		$24.9
	General office		$6.2
	Assay laboratory		$8.3
	Hydromet/separation plant		$172..6
	Open pit pre-production stripping and mining equipment		$65.1
	Power supply		$52.0
	Tailings disposal		$113.3

TOTAL DIRECT COSTS			$1,182.5

INDIRECT COSTS	Description	Factors	Millions US$
	Construction overheads	9%	$100.6
	Project management	3%	$33.5
	Design and engineering	10%	$111.7
	First fills/spares/inventory	5%	$55.9
	Freight	10%	$111.7
	Taxes and duties	3%	$33.5

TOTAL INDIRECT COSTS			$447.0

TOTAL CONSTRUCTION COSTS			$1,629.5

Contingency		25%	$407.4

Initial Capital Costs	Median		$2,036.9
Capital Range	Low	-15%	$1,731.3
	High	+35%	$2,749.8

Sustaining Capital

The sustaining capital cost estimate for the Round Top project was developed using factored estimates. Approximately $32 million of sustaining capital will be required annually with an additional $65.1 million in years 8/9, 17/18, and, potentially, year 27, depending on LOM tonnage for a total LOM estimated sustaining capital of $859 million, of which $120 million is the estimated fleet replacement for mining. Total LOM capital is estimated to be $3.0 billion.

The estimated unit operating costs for the operation are shown in Table 3 below. LOM capital costs totaling $3.0 billion include pre-construction costs of $91.9 million, project construction costs of $2.1 billion and sustaining capital of $859.2 million. Also, included in the capital costs is a 25% contingency.

Table 3 - Unit Operating Cost Summary

Item	Estimated Unit Cost
Total Throughput	80,000 tpd
Mining (US$/tonne mined)	$ 1.94
Milling/Flotation (US$/tonne processed)	$9.14
Hydrometallurgy/Refining (US$/tonne processed)	$3.50
G&A (US$/tonne processed)	$0.85
Oxide Storage ($/kg inventory)	$0.05

Mineral Processing and Metallurgical Testing

TRER initiated the scoping level metallurgical testwork for the Round Top project in late 2011. The primary objective of the scoping level study was to determine the potential recovery of REO values contained in the resource. The metallurgical testwork was performed by Mountain States R&D International, Inc. (MSRDI).

The primary bulk mineralogy of the five rhyolite samples was essentially the same with potassium feldspar as the predominant mineral. The minerals identified included bastnaesite, yttrofluorite, yttrocerite, columbite, changbaiite, and kasolite.

Composites were prepared for a subsequent metallurgical scope level study. Attrition scrubbing studies based on sizing and assaying sized fractions indicated no preferential upgrading in any size fraction. A series of tests were conducted to evaluate other pre-concentration methods. Assay by size fraction data indicated that finer grinding may be required to liberate some of the values due to the high percentage metal distribution in the -400 mesh fraction. Tests conducted for magnetic separation and gravity concentration tests demonstrated that the REOs did not preferentially upgrade in any of the test products. These methods of processing were eliminated. The finely disseminated nature of the minerals carrying the REO values, as seen in the mineralogy reports, lead investigators to conclude that further testing of pre-concentration methods would be futile.

Froth flotation became the focus of the mineral beneficiation development. Flotation tests were designed and conducted to evaluate and provide a screen of a number of collectors known to be effective reagents for nonmetallic ores. These tests indicated that the best collector was a sulfonate collector. Fatty acids and amines were also evaluated but were found not to be as effective. Recoveries ranging from 80% to 83% were obtained at higher weight recoveries of 60% to 62%. However, the samples were believed to have been over ground and an excessive amount of collector was consumed, accounting for the higher weight recovery. With further optimization of collector dosage and grind, the applicable qualified person determined that it was reasonable to assume that the overall rougher stage REO recovery will be approximately 80%. The best recoveries were obtained at a natural pH of 6.

Based on the results obtained to date, the applicable qualified person determined that it was reasonable to conclude that the flotation process, using sulfonate as a collector, will effectively separate the REE minerals into a flotation concentrate with a TREO recovery ranging from 77% to 83%. The flotation concentrate will be further processed by acid leaching in a hydrometallurgical process. The REE will be selectively leached into solution, upgraded, and recovered by conventional solvent extraction and precipitation.

Diagnostic Leach Tests

Scoping level diagnostic leach tests were conducted by MSRDI with samples of the metallurgical test composite comprised of reverse circulation cuttings. The objective of the diagnostic tests was to determine the amenability of the whole ore to leaching, characterization of the kinetics of the leach, and estimate the level of lixiviant consumption that could be expected. The results indicated that:

•	Acid leaching is better than alkaline leaching
•	Nitric acid and hydrochloric acid (HCl) gave higher REO extraction than sulfuric acid
•	Increased temperature enhances the REO extraction for the hydrochloric system
•	Results indicate that the kinetics is fast, and based on mineralogy the results confirm the lack of acid consumers in the ore

Additional diagnostic leach tests were designed and conducted at the MSRDI lab in March 2012. The objective of the diagnostic leach tests were to re-confirm previous results, better estimate the acid consumption, and gain insight into the low extractions for sulfuric acid. In general the results showed the following:

•	Best extractions were obtained with a hot hydrochloric acid (HCl) leach with extractions >90% for CREEs
•	Sulfuric acid results were significantly improved and there needs to be further investigation and refinement in the hydrometallurgical testing of the flotation concentrate
•	Acid consumptions were confirmed as very low for an REO ore, re-confirming the low concentration/presence of acid consuming minerals
•	Extractions of REEs for the leaching of flotation concentrate can reasonably be expected to be 90% or better, confirming the favorable mineralogy of the Round Top ores

Economic Analysis

The economic evaluation for the Round Top project looked at a range of REE prices and a range of recoveries. The three recovery cases included in the financial analysis were 64% recovery, 72% recovery and 79% recovery, with 72% being used as the base case. The base case was evaluated assuming the mid-point prices as shown in the “Roskill - Rare Earths & Yttrium: Market Outlook to 2015.” Table 4 below summarizes the three cases.

Table 4 - Case Descriptions

High Case
79% Recovery

CREO Pricing:	March 15, 2012 Pricing as shown on Metal Pages

Non-CREO:	Priced at 25% of March 15, 2012 pricing
This pricing is consistent with carbonate pricing
Base Case
72% Recovery

CREO Pricing:	Mid-point of Roskill's forecast (Roskill-
Rare Earths & Yttrium: market outlook to 2015)

Non-CREO:	Priced at 25% of March 15, 2012 pricing
This pricing is consistent with carbonate pricing
Low Case
64% Recovery

CREO Pricing:	50% of March 15 Pricing as shown on Metal Pages

Non-CREO:	Priced at 25% of March 15, 2012 pricing
This pricing is consistent with carbonate pricing

The PEA, including the mine plan, is preliminary in nature and includes inferred mineral resources* that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the results of the PEA, including this mine plan, will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

Below, Table 5 shows a projected after-tax 10% NPV of $1.2 billion for the base case which increases to approximately $4.8 billion in the high case. The low case shows an estimated NPV of $293 million. The estimated IRRs for the three cases are 36% for the high case, 19% for the base case, and 12% for the low case. Estimated annual after-tax cash flows at full production range from $1.2 billion in the high case to $304 million in the low case, and $482 million in the base case.

Table 5 - PEA Financial Highlights (Millions US$)

Item	High	Base	Low

After Tax
10% NPV (2012-2043)	4,816	1,248	293
IRR (%)	36%	19%	12%
Life-of-Mine Net Cash Flow	27,596	10,292	5,791
Annual Net Cash Flow @ Full Production	1,171	482	304
Payback Years	2.1	4.3	6.4

Before Tax
10% NPV	6,900	1,818	507
IRR (%)	43%	21%	14%
Life-of-Mine Net Cash Flow	38,506	13,789	7,417
Annual Net Cash Flow @ Full Production	1,636	650	396
Payback Years	1.8	4.1	6.4

Revenue
Life-of-Mine	56,286	29,923	23,121
Annual Revenue @ Full Production	2,245	1,194	922

Life-of-Mine Kgs Sold (000s)
TREO	297,823	271,262	240,179
CREO	205,102	186,810	165,405
CREO %	69%	69%	69%

Margin
Price/TREO kg Sold	$ 188.99	$ 110.31	$ 96.27
Cost/TREO kg Sold	$ 49.16	$ 47.91	$ 52.32
Margin	$ 139.83	$ 62.40	$ 43.95
Margin %	74%	57%	46%

Life-of-Mine Capital
Pre-Production	1,721	1,721	1,721
Contingency	407	407	407
Total Pre-Production Capital	2,129	2,129	2,129
Sustaining	859	859	859
Life-of-Mine	2,988	2,988	2,988

Conclusions

Round Top is an Eocene-aged peralkaline rhyolite-hosted REE deposit with a high ratio of HREEs to LREEs. The rhyolite body is a mushroom-shaped laccolith, slightly elongated northwest-southeast and dipping gently to the southwest.

The REEs are primarily contained in the minerals yttrofluorite, cerofluorite, and bastnaesite, which are very fine-grained and disseminated throughout the rhyolite mainly in microfractures, voids, and coatings on predominantly alkali feldspar phenocrysts.

The REEs are hosted within a rhyolite laccolith. Five different colors of rhyolite are common and indicate varying degrees and types of alteration, although this seems to have minimal influence on the REE grades. A preliminary resource model suggests that the deposit has indicated and measured resources* of 359 million tonnes at an REO grade of 639 ppm and estimated inferred resources* of 675 million tonnes at an REO grade of 638 ppm.

Side hill open-pit mining methods are proposed with on-site processing facilities employing multiple solvent extraction and precipitation methods. The PEA indicates that process recovery in excess of 70% REE is anticipated. The preliminary flotation and leaching testwork suggests, uranium can be separated and leached from the rhyolite host rock. The resource, reserve, and project economics should be further investigated with consideration to uranium as a resource.

Potential risks to the viability of the Round Top project include our ability to obtain all necessary surface rights and matters relating to the disposal of potentially radioactive waste, if any. Both of these classes of risks are currently considered minimal by the applicable qualified person.

The PEA assumes a processing rate of 80,000 tonnes of rhyolite per day, or 29 million tonnes per year, which yields an estimated 26-year mine life. The likely NPV is considered to be $1.2 billion at a discount rate of 10%. LOM capital costs are projected to be $3.0 billion. LOM total cash flow is projected at $10.3 billion.

It is the opinion of the applicable qualified person that the resource model described in the PEA is suitable for preliminary economic evaluation and assessment of potential project viability for determination of advancement of the Round Top project. The PEA results justify advancing the Round Top project to a PFS.

Recommendations

Based on the potential economic viability of the Round Top project, the applicable qualified person recommends the following:

•	Conduct a drilling exploration program to further delineate the REE resource
•	Conduct an environmental baseline study and begin conceptual design of tailings disposal
•	Conduct continued metallurgical process development testing to include a flotation pilot plant to produce a bulk concentrate for detailed metallurgical studies
•	Continue mineralogical characterization of products produced, (i.e. concentrate, flotation tails, and leach residues)
•	Prepare a PFS

A budget of $20 million for exploration and development drilling, assaying, metallurgical testwork, environmental baseline studies, and mine and facilities planning is recommended to move the project through the PFS stage.

The applicable qualified person made a number visit to the Round Top project and provided recommendations on quality assurance and quality control sampling procedures and observed and supervised reverse circulation and drill core sampling from drill to courier. Certified laboratory reports were matched with entries in the Company’s database. Blanks and duplicates were taken periodically and inserted at random into the sample stream. It is the applicable qualified person’s opinion that the sampling, sample preparation and quality control/quality assurance procedures followed by the Company are consistent with best-practice industry standards. Gustavson Associates, LLC, was commissioned by the Company to prepare the PEA for the Round Top project. The PEA report presents the results of the PEA in accordance with Canadian National Instrument 43-101 (NI 43-101) Standards of Disclosure for Mineral Projects and Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Best Practices and Reporting Guidelines.” The effective date of the PEA is May 15, 2012.

The scientific and technical information contained in this press release is based upon information contained in the PEA, which information was prepared by or under the supervision of the qualified persons responsible for the PEA. The following persons are responsible for one or more sections of the PEA and each person is independent of TRER and is a qualified person as defined in NI 43-101.

Mr. Donald Hulse, P.E., V.P. and Principal Mining Engineer for Gustavson Associates, LLC.

Mr. M. Claiborne Newton, III, Ph.D., C.P.G., Vice President and Director of Geological Services for ECSI, LLC.

Mr. Zachary J. Black, EIT, SME-RM, Geological Engineer for Gustavson Associates, LLC.

Mr. Deepak Malhotra of Resource Development Inc. (RDi).

Mr. Black is the qualified person responsible for the mineral resource* estimates in the PEA.

Mr. Anthony Garcia, the Company’s Senior Vice President of Project Development and Engineering and a qualified person (as defined in NI 43-101), approved the scientific and technical disclosure contained in this press release.

Conference Call

TRER will host a conference call on Friday, June 15, 2012, at 11:00 a.m. EDT to discuss the results of the Preliminary Economic Assessment (PEA) study on its Round Top project. This press release with the PEA results will be available on our website prior to the call.

The TRER conference call will be accessible by dialing toll-free 1.877.407.0789, or toll/international 1.201.689.8562. The live webcast will be available at trer.com, where it will be archived afterward. The press release and presentation of the PEA results will also be available on TRER’s website at trer.com.

To listen to the conference replay, dial toll-free 1.877.870.5176, toll/international 1.858.384.5517, and enter replay pin number 396288. The replay will be available from 2:00 p.m. EDT the day of the conference call until 11:59 p.m. EDT, June 22, 2012. A transcript will be posted 48 hours after the call ends.

All “$” and dollar amounts in this press release refer to currency of the United States of America.

About Texas Rare Earth Resources

Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth minerals project. The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas. The Company’s common stock trades on the OTCQX U.S. Premier tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at

trer.com.

*Cautionary Note to Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the terms “mineral resource,” “indicated mineral resource,” and “inferred mineral resource.” We advise U.S. investors that while these terms are defined in accordance with Canadian National Instrument NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”), such terms are not recognized by the SEC and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. “Inferred resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Our Round Top project currently does not contain any known proven or probable ore reserves under SEC Guide 7 reporting standards. The results of the PEA disclosed in this press release are preliminary in nature and include inferred mineral resources that are considered speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the results of the PEA will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability. U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml. U.S. Investors are cautioned not to assume that any defined resource would ever be converted into SEC compliant reserves.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities laws. Mineral resource estimates, mineralogy, results of PEA (including LOM, cash flows, NPV, IRR, process facility capacity, total sales, capital costs, percentage of revenues from CREO’s, recovery rates, metallurgical recovery rates, low-acid consumption, REOs prices, and operating and other costs), timing and completion of the PEA, support of local community and state officials for development of project, size of the deposit, economics of the Round Top project, occurrence of CREOs, mineralogy, use of low-cost conventional processing methods, ratio of HREEs, consistency of REE grades within the rhyolite, infrastructure assumptions, conclusions from leach testing and related recovery and extraction rates, and ability to separate uranium from host rock are forward-looking statements. The material factors and assumptions used to develop forward-looking statements contained in this press release include the following: exploration and assay results, results of the PEA; mineral resource estimates; terms and conditions of agreements with contractors (including Gustavson); assumptions concerning REEs prices; cut-off grade; power costs, processing recovery rates; mine plans and production scheduling; process and infrastructure design and implementation; accuracy of the estimation of operating and capital costs; applicable tax rates; open-pit design, accuracy of mineral resource estimates and resource modeling; reliability of sampling and assay data; representativeness of mineralization; accuracy of metallurgical testwork; and, board approved plans. When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of mineralized material and mineral resource estimates, risks relating to completing metallurgical testing at the Round Top project, risks related to project development determinations, risks related to fluctuations in the price of rare earth minerals, the inherently hazardous nature of mining-related activities, potential effects on the Company’s operations of environmental regulations, risks due to legal proceedings, risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q as filed on April 16, 2012, and the Company’s latest annual report on Form 10-K as filed on November 22, 2011 and other documents filed with the U.S. Securities and Exchange Commission. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Page 14